Exhibit 2

STOCK PURCHASE AGREEMENT

by and among

CHIESI FARMACEUTICI SPA,

CORNERSTONE BIOPHARMA HOLDINGS, LTD.

and

LUTZ FAMILY LIMITED PARTNERSHIP

Dated as of May 6, 2009

TABLE OF CONTENTS
(continued)

ii

INDEX OF DEFINED TERMS

Page
affiliate	11
Agreement	1
business day	11
Closing	1
Closing Date	1
Common Stock	1
Company	1
Company Stock Purchase Agreement	1
Company Stock Sale	1
Consideration	1
contract	3
control	11
Encumbrances	2
expenses	6
Governmental Authority	2
Initial Stock Sale	1
ordinary course of business	11
person	11
Purchaser	1
reasonable best efforts	11
Shares	1
subsidiary	11
to such Seller’s knowledge	11

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 6, 2009 (this “Agreement”), is by and among CHIESI FARMACEUTICI SPA, a corporation organized under the laws of Italy (“Purchaser”), CORNERSTONE BIOPHARMA HOLDINGS, LTD., a limited liability company organized under the laws of Anguilla, and LUTZ FAMILY LIMITED PARTNERSHIP, a North Carolina limited partnership (collectively, the “Sellers”).

RECITALS

WHEREAS, each Seller is the record and beneficial owner of the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), set forth opposite such Seller’s name on Exhibit A hereto (collectively, the “Shares”);

WHEREAS, the parties wish to engage in a series of transactions pursuant to which, among other things (i) Purchaser will purchase the Shares from the Sellers (the “Initial Stock Sale”) for an aggregate consideration of $8,800,00 (which represents $5.50 per share); (ii) Purchaser will contribute to the Company $15,465,075 in cash and the exclusive rights to distribute and market Curosurf in the United States in exchange for 11,902,741 newly-issued shares of the Common Stock (the “Company Stock Sale”); and (iii) by means of the Initial Stock Sale and the Company Stock Sale, Purchaser will own shares representing approximately 13,502,741 shares of Common Stock; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Purchaser are entering into a stock purchase agreement, dated the same date as this Agreement, which provides for the Company Stock Sale to be consummated concurrently with the Initial Stock Sale upon the terms and subject to the conditions set forth therein (the “Company Stock Purchase Agreement”);

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1. Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers will sell, assign, transfer and deliver the Shares to Purchaser, and Purchaser will purchase and accept the Shares from the Sellers.

Section 1.2. Consideration. The consideration (the “Consideration”) to be paid to the Sellers for the Shares at the Closing shall be U.S.$5.50 per share in cash.

Section 1.3. Closing. The closing of the Initial Stock Sale (the “Closing”) shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the second business day following the satisfaction or waiver of all conditions set forth in Article V (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and the Sellers mutually shall agree. The date of the Closing is referred to herein as the “Closing Date”.

Section 1.4. Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser a certificate or certificates representing the number of Shares to be sold by him (as set forth on Exhibit A), in each case endorsed in blank or with an executed blank stock power attached and with all transfer tax stamps attached or provided for sufficient to vest good and valid title to the Shares in Purchaser.

Section 1.5. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the Consideration to the Sellers by wire transfer of immediately available funds in United States dollars to such account or accounts as the Sellers may direct by written notice to Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, severally but not jointly and solely with respect to such Seller and not with respect to the other Seller, to Purchaser as follows:

Section 2.1. Ownership of Shares. Such Seller is the lawful record and beneficial owner of the number of Shares set forth next to such Seller’s name on Exhibit A free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), other than restrictions on transfer imposed under applicable securities laws. Upon the conveyance by such Seller of such Shares and receipt of payment in the manner contemplated by Article I, such Seller will transfer, assign, convey and deliver beneficial and legal title to Purchaser free and clear of all Encumbrances, other than Encumbrances imposed under applicable securities laws or resulting from acts or omissions of Purchaser.

Section 2.2. Authority. Such Seller is an entity with the requisite partnership or limited liability company power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

Section 2.3. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any U.S. or non-U.S. government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, judicial or arbitral body or other similar authority (a “Governmental Authority”) other than where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect (as defined in the Company Stock Purchase Agreement).

(b) The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order, contract, agreement or other instrument, understanding or obligation, whether written or oral (a “contract”), to which such Seller is a party or by which any of its properties or assets may be bound or (ii) violate any law applicable to such Seller or any of his properties or assets, except, in each case, for violations, breaches or defaults that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.4. Representations and Warranties Regarding the Company. To such Seller’s knowledge, as of the date of this Agreement, each of the representations and warranties of the Company contained in Article II of the Company Stock Purchase Agreement is true and correct in all material respects, subject to the first sentence of Article II thereof.

Section 2.5. No Additional Representations. Except as otherwise expressly set forth in this Article II, such Seller does not make any representation or warranty of any kind, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article II, no representation or warranty is made by such Seller as to any information provided in any management presentation, through any virtual or physical data room or otherwise, including in respect of any financial projections, estimates, forecasts or other data.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

Section 3.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.2. Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organization action on the part of Purchaser and no other organizational proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate such transactions. No vote of the stockholders of Purchaser is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

Section 3.3. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its subsidiaries under, any of the terms, conditions or provisions of contract to which Purchaser is a party or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.4. Financing. Purchaser has funds sufficient to pay the Consideration at the Closing.

Section 3.5. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser.

Section 3.6. Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

Section 3.7. No Additional Representations. Except as otherwise expressly set forth in this Article III, Purchaser does not make any representation or warranty of any kind, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article III, no representation or warranty is made by Purchaser as to any information provided in any management presentation, through any virtual or physical data room or otherwise, including in respect of any financial projections, estimates, forecasts or other data.

ARTICLE IV

COVENANTS

Section 4.1. Reasonable Best Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall (and shall cause its respective subsidiaries, if any, to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request.

Section 4.2. Transfer Taxes. The responsibility for, and the payment obligation in connection therewith, all transfer, registration, stamp, documentary, sales, use and similar taxes (excluding all applicable gains taxes), and any penalties, interest and additions to such taxes incurred, levied or payable in connection with the transactions contemplated by this Agreement shall be borne and paid by Purchaser and Purchaser will at it own expense file or otherwise submit all necessary returns and other documentation with respect to all such taxes and fees.

ARTICLE V

CONDITIONS

Section 5.1. Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the condition that no statute, rule, regulation, executive order, decree, ruling, judgment, decision or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Sellers shall be true and correct in all material respects as of the Closing Date; provided, that for this purpose any representation or warranty of a Seller in this Agreement that is made only as of a specific date shall be required to be true and correct (to the extent specified above) only as of the specific date;

(b) the Sellers shall have performed in all material respects all of its covenants and obligations required to be performed by them under this Agreement at or prior to the Closing; and

(c) each of the conditions set forth in Article V of the Company Stock Purchase Agreement shall have been satisfied or waived, such that the closing provided for in the Company Stock Purchase Agreement will take place concurrently with the Closing provided for in this Agreement.

Section 5.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

(b) Purchaser shall have performed in all material respects all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) each of the conditions set forth in Article V of the Company Stock Purchase Agreement shall have been satisfied or waived, such that the closing provided for in the Company Stock Purchase Agreement will take place concurrently with the Closing provided for in this Agreement.

ARTICLE VI

TERMINATION; AMENDMENT AND EXPENSES

Section 6.1. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing by:

(a) mutual written consent of the Sellers and Purchaser;

(b) either the Sellers or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c) the Sellers or Purchaser, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within twenty business days following notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its affiliates;

(d) the Sellers or Purchaser if the Closing shall not have occurred on or before October 31, 2009, unless the failure to consummate the Closing is due to the failure to act by the terminating party (or its affiliates); or

(e) automatically, without the action of either the Sellers or Purchaser, if the Company Stock Purchase Agreement is terminated pursuant to Section 6.1 thereof.

Section 6.2. Effect of Termination. If this Agreement is terminated by either Purchaser or the Sellers as provided in Section 6.1, this Agreement shall forthwith become void except as specifically provided herein and except for Article VII, which will survive termination, and there shall be no liability or obligation on the part of any party hereunder; provided, that nothing contained in this Section 6.2 shall relieve any party from liability arising out of any knowing or willful breach of any of its representations, warranties, covenants or other undertakings set forth in this Agreement, which liability shall survive for the statute of limitations applicable to such claim. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve the Sellers from liability arising out of any breach of the representations and warranties contained in Section 2.1, which liability shall survive for the statutes of limitation applicable to such claim.

Section 6.3. Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement. For purposes of this Section, “expenses” means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Representations and Warranties Do Not Survive. Other than as described in Section 6.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 7.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Closing.

Section 7.2. Notices.

(a) All notices and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):

If to Sellers:

c/o Cornerstone Therapeutics Inc.
1255 Crescent Green Drive, Suite 250
Cary, NC 27518
Attention: Chief Financial Officer
General Counsel
Facsimile: (888) 443-3092

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: John A. Healy
Facsimile: (212) 878-8375

If to Purchaser:

Chiesi Farmaceutici SpA
Via Palermo 26/A
43122 Parma, Italy
Attention: President and CEO
Corporate Development Director and Legal and Corporate Affairs
Director
Facsimile: +39-0521-774468

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Stephen Paul Mahinka
Facsimile: (202) 739-3001

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Emilio Ragosa and Steven Navarro
Facsimile: (212) 309-6001

(b) All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission that time is during the addressee’s regular business hours on a business day, and otherwise at 9:00 a.m. on the next business day after such time; and (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service if that time is during the recipient’s regular business hours on a business day, and otherwise at 9:00 a.m. on the next business day after such time.

Section 7.3. Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto, together with the other Transaction Documents (as defined in the Company Stock Purchase Agreement) and the Sellers’ Disclosure Schedule, constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous representations, agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 7.4. Waiver. Subject to applicable law and except as otherwise provided in this Agreement, any party to this Agreement may, at any time prior to the Closing, extend the time for performance of any obligation under this Agreement of any other party or waive compliance with any term or condition of this Agreement by any other party. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by the party granting such extension or waiver. No delay in asserting or exercising a right under this Agreement shall be deemed a wavier of that right.

Section 7.5. Amendment. Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, supplemented or modified at any time prior to the Closing. No such amendment, supplement or modification shall be effective unless it is set forth in a written instrument duly executed by each of the parties hereto.

Section 7.6. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

Section 7.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 7.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 7.9. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT SITTING IN THE COUNTY OF NEW CASTLE, OR IF SUCH COURT SHALL NOT HAVE PROPER JURISDICTION, OF THE UNITED STATES FEDERAL DISTRICT COURT SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 7.9 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 7.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10. Remedies. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

Section 7.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the parties hereto shall cooperate in good faith to formulate and implement such provision.

Section 7.12. Counterparts. This Agreement may be executed manually or by facsimile, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties (except that parties that are affiliates need not deliver counterparts to each other in order for this Agreement to be effective).

Section 7.13. Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section hereof, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day.

(i) References to a person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) The term “reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) The term “to such Seller’s knowledge” and any similar term shall be deemed to mean, with respect to any fact or matter, the actual knowledge of such Seller.

(m) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(n) The term “person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

(o) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

(p) Except as otherwise may be provided herein, the term “business day” means any day other than a Saturday, Sunday or day when commercial banks in New York City are permitted or required by law to be closed for the conduct of regular banking business.

(q) The term “affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHIESI FARMACEUTICI SPA

By:	/s/ Alberto Chiesi
	Name:	Alberto Chiesi
	Title:	President

SELLERS

CORNERSTONE BIOPHARMA HOLDINGS, LTD.

By:	/s/ Craig A. Collard
	Name:	Craig A. Collard
	Title:	CEO

LUTZ FAMILY LIMITED PARTNERSHIP

By:	STEVEN M. LUTZ, it general partner

/s/ Steven M. Lutz
Steven M. Lutz

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

SELLERS’ HOLDINGS

Stockholder	No. of Shares to be Sold
CORNERSTONE BIOPHARMA HOLDINGS, LTD.	1,250,000

LUTZ FAMILY LIMITED PARTNERSHIP	350,000